UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

THE STEPHAN CO.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE STEPHAN CO.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

1850 West McNab Road

Fort Lauderdale, FL 33309

To Be Held September 17, 2007

To our Stockholders:

You are cordially invited to attend our 2007 Annual Meeting of the Stockholders (the “Meeting”) of The Stephan Co. (the “Company”) which will be held on September 17, 2007, at 10:00 A.M., local time, at the Courtyard Marriott Hotel, 2440 W. Cypress Creek Rd., Ft. Lauderdale, FL 33309, for the following purposes:

1.	To elect one (1) Class I member and two (2) Class II members of the Company’s Board of Directors;

2.	To reclassify one (1) Class III member of the Company’s Board of Directors to be a Class I member;

3.	Ratify appointment of Company’s independent public accounting firm, Goldstein Lewin & Co.; and

4.	To transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

The Company’s Board of Directors has fixed the close of business on August 13, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only stockholders of record at the close of business on this date will be entitled to notice of, and to vote at, the Meeting and any adjournment(s) thereof.

By Order of the Board of Directors

/s/ Curtis Carlson
Curtis Carlson
Vice President & Secretary

August 17, 2007

TO ENSURE A QUORUM AT THE MEETING, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE POSTAGE PREPAID ENVELOPE WHICH HAS BEEN PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. THE PROXY MAY BE REVOKED BY YOU AT ANY TIME PRIOR TO EXERCISE, AND IF YOU ARE PRESENT AT THE MEETING YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AT THAT TIME AND EXERCISE YOUR RIGHT TO VOTE YOUR SHARES PERSONALLY.

PROXY STATEMENT

of

THE STEPHAN CO.

Annual Meeting of Stockholders

To Be Held on September 17, 2007

GENERAL INFORMATION

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of The Stephan Co. (the “Company”), a Florida corporation, for use at its Annual Meeting of Stockholders to be held on September 17, 2007 and at any adjournment(s) thereof (the “Meeting”), for the purposes set forth herein. The Meeting is to be held at the Courtyard Marriott Hotel, 2440 W. Cypress Creek Rd., Ft. Lauderdale, FL 33309 at 10:00 A.M., local time.

The principal executive offices of the Company are located at 1850 West McNab Road, Fort Lauderdale, Florida 33309 (telephone no. (954) 971-0600). The enclosed proxy card and this proxy statement are being first sent to stockholders of the Company on or about August 22, 2007. You should review this information in conjunction with our Annual Report on Forms 10-K and Form 10-K/A which accompanies this proxy statement.

Quorum; Required Votes; Solicitation and Revocation

Proxies in the form enclosed are being solicited by, and on behalf of, the Company’s Board of Directors. The persons named in the accompanying proxy card have been designated as proxies by the Board of Directors. If a quorum, consisting of the presence (in person or by proxy) of holders of a majority of the outstanding shares of common stock, $.01 par value, of the Company (the “Common Stock”), exists at the Meeting, a plurality vote of the shares of Common Stock cast the meeting shall (i) elect one (1) Class I director and two (2) Class II directors; (ii) reclassify one (1) Class III member of the Company’s Board of Directors as a Class I member; (iii) ratify the appointment of Company’s independent public accounting firm, Goldstein Lewin & Co.; and (iv) approve, subject to Florida Law, any other matters that may properly come before the Meeting. With regard to the election of the Class I and Class II directors, votes may be cast in favor of, or withheld from, any or all nominees. Votes that are withheld with respect to these matters will be excluded entirely from, and will have no effect on the outcome of, the vote.

If less than a quorum is represented at the meeting, a vote of a majority of the shares present at the meeting may adjourn the meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken.

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

Shares represented by properly executed proxies received by the Company will be voted at the Meeting in the manner specified thereon or, if no specification is so made, will be voted “FOR” the election of the one (1) Class I nominee and two (2) Class II nominees for director named herein and “FOR” the reclassification of one (1) Class III member of the Company’s Board of Directors as a Class I member. Proxies solicited by the Board of Directors will be voted for the election of the one (1) Class I nominee and two (2) Class II nominees named herein and to reclassify one (1) Class III member of the Company’s Board of Directors as a Class I member, each to serve until the expiration of their terms, or until their successors have been duly elected and qualified. Abstentions and broker shares that are voted on any matter will be included in determining the existence of a quorum. Neither abstentions nor non-voted broker shares will have any effect on the election of nominees for director.

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our board of directors. The recommendation of the board of directors is set forth with the description of each proposal in this proxy statement. In summary, the board of directors recommends a vote “FOR” the election of the nominated slate of directors and to reclassify one (1) Class III member of the Company’s Board of Directors as a Class I member. In the event that any other matters are properly presented for action at the Meeting, the persons named in the enclosed proxy will vote the proxies (which confer authority upon them to vote on any such matters) in accordance with the recommendations of our Board of Directors. Any proxy given pursuant to this solicitation may be revoked by the record stockholder at any time before it is exercised by written notification delivered to the Secretary of the Company, by voting in person at the Meeting, or by duly executing and delivering another proxy bearing a later date. Attendance by a stockholder at the Meeting does not alone serve to revoke his or her proxy.

The solicitation of proxies will be made primarily by mail but, in addition, may be made by directors, officers and employees of the Company personally or by telephone or telegraph, without extra compensation therefore. Brokers, nominees and fiduciaries will be reimbursed for their out-of-pocket and clerical expenses in transmitting proxies and any related material to beneficial owners. The costs of soliciting proxies will be borne by the Company. It is estimated that these costs will be nominal.

The Company’s Annual Report on Forms 10-K and Form 10-K/A for the fiscal year ended December 31, 2006, which contains audited financial statements, is being mailed with this proxy statement to all stockholders of record as of the close of business on August 13, 2007. Additional copies of the Annual Report will be provided, free of charge, upon written request to the Company, at 1850 West McNab Road, Fort Lauderdale, Florida 33309, Attn.: Secretary.

Record Date, Voting

The Company’s Board of Directors has fixed the close of business on August 13, 2007 as the record date (the “Record Date”) for the determination of stockholders of the Company who are entitled to receive notice of, and to vote at, the Meeting. At the Record Date, 4,389,783 shares of Common Stock were issued and outstanding, each share of which is entitled to one vote on each matter to be voted upon at the Meeting. The Company’s stockholders do not have cumulative voting rights. The Company has no other class of voting securities entitled to vote at the Meeting.

STOCK OWNERSHIP

Stock Ownership by Certain Beneficial Owners

The following table sets forth, as of the Record Date, certain information as to the stockholders (other than directors and executive officers of the Company) known by the Company to own beneficially more than 5% of the Common Stock (based solely upon filings by said holders with the Securities and Exchange Commission (the “Commission”) on Schedule 13D, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned*	Percent of Class
Merlin Partners, L.P., et al. 2000 Auburn Drive, Suite 420 Cleveland, OH 44122	348,321	7.9%

Yorktown Avenue Capital, et al. 124 E. 4th Street Tulsa, OK 74103	731,995	16.7%

David M. Knott, et al. 485 Underhill Blvd., Suite 205 Syosset, NY 11791	382,800	8.7%

Richard L. Scott Boult Cummings Conners & Berry, PLC 414 Union Street, Suite 1600 Nashville, TN 37219	488,900	11.1%

*	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 Under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power.

Stock Ownership by Management and Directors

The following table sets forth, as of the Record Date, certain information concerning the beneficial ownership of Common Stock by the nominees for election as directors (who are currently directors) of the Company, each other director, the executive officers, and all current directors and executive officers of the Company as a group (based solely upon information furnished by such persons):

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent Of Class
Curtis Carlson	10,124		(5)
William M. Gross	10,124		(5)
Frank F. Ferola	939,201	(3)	21.40%
Shouky Shaheen	347,554		7.92%
Richard Barone	358,445	(4)	8.20%
Elliot Ross	15,124		(5)
All executive officers and directors As a group	1,680,572		38.30%

(1)	Beneficial ownership, as reported in the above table, has been determined in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, beneficial ownership includes both sole voting and sole dispositive power. Unless otherwise indicated, the address of each person listed is c/o The Stephan Co., 1850 W. McNab Rd., Ft. Lauderdale, FL 33309.

(2)	Includes the following shares that may be acquired upon the exercise of options held by the specified person within 60 days of the Record Date: Mr. Frank Ferola – 300,000; Mr. Curtis Carlson – 10,124; Mr. Shouky Shaheen – 15,186; Mr. Elliot Ross – 10,124; Mr. William Gross – 10,124; Mr. Richard Barone – 10,124 and all executive officers and directors as a group – 355,682.

(3)	Includes 43,173 shares owned by Mr. Frank Ferola’s personal charitable foundation, of which Mr. Ferola is a co-trustee.

(4)	Through his beneficial interest in Merlin Partners, L.P., et al.

(5)	Represents less than 1%.

GOVERNANCE OF THE COMPANY

The following does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

Board of Directors, Corporate Governance

Our business and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations, acts as an advisor to our senior management and reviews our long-term strategic plans. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. The board and each of its committees also have the authority to retain, at the Company’s expense, outside counsel, consultants or other advisors in the performance of their duties.

The Chairman of the Board of Directors is Frank F. Ferola. Mr. Ferola organizes the work of the board and ensures that the board has access to sufficient information to enable them to carry out their functions, including monitoring the Company’s performance and the performance of its management.

The Board of Directors met five (5) times during 2006. During 2006, Directors Curt Carlson, Shouky Shaheen and Elliot Ross attended fewer than 75% of the total number of meetings of the Board. No director attended fewer than 75% of the total number of meetings of the committee(s) of the Board on which he served.

Code of Ethics

The Company has adopted a Code of Ethics that applies to all officers, employees and directors. This Code requires continued observance of high ethical standards such as honesty, integrity and compliance with the law in the conduct of the Company’s business. The Code is posted on the Company’s website: www.thestephanco.com.

Communications with the Directors

Stockholders may communicate directly with our board of directors as a whole or individually by writing to: The Stephan Co., 1850 W. McNab Rd., Ft. Lauderdale, FL 33309, Attention: Secretary. Our corporate secretary reviews all correspondence to our directors and forwards to the board a summary and/or copies of any such correspondence that, in the opinion of the secretary, deals with the functions of the board or committees thereof or that he otherwise determines requires their attention.

PROPOSAL I: ELECTION OF DIRECTORS

Directors are elected on a staggered basis, with each class generally standing for election for a three-year term. As a result of the Company’s failure to hold an annual meeting of stockholders for an extended period of time, Class I, Class II and Class III directors were all elected at an annual meeting of shareholders held on September 29, 2005. The Class I director elected at that meeting, William M. Gross, had a term that expired in 2006; the Class II directors elected at that meeting, Shouky A. Shaheen, Curtis Carlson, Elliot Ross and David Pawl (Mr. Pawl subsequently resigned), have terms that expire in 2007; and the Class III directors elected at that meeting, Frank F. Ferola and Richard Barone, have terms that expire in 2008.

The Company’s By-Laws provide that the number of directors shall be set from time to time by resolution of the Board of Directors and must be a minimum of one. The Board of Directors has set the size of the Board at six members. However, the Company’s By-Laws also provide that the directors in each class shall be as nearly equal in number as possible. To achieve this result, it is proposed that one of the Class II Directors, Shouky A. Shaheen, stand for election as a Class I Director with a term that expires in 2009.

The nominees listed below have consented to being named in this proxy statement and to serving as directors, if elected. In the event that they become unable to or will not serve, it is intended that proxies will be voted for one (1) substitute Class I nominee and two (2) substitute Class II nominees designated by the current Board of Directors. The Company has no reason to believe that the named nominees will be unable or unwilling to stand for election.

At the Meeting (assuming a quorum exists), shares of Common Stock represented by proxies will, unless otherwise specified thereon, be voted “FOR” the election of the one (1) Class I and two (2) Class II nominees listed herein. Proxies may not be voted for a greater number of persons than the one (1) Class I and two (2) Class II nominees named herein. Directors will be elected by a plurality of the votes cast, in person or by proxy, by the holders of shares of Common Stock at the Meeting.

Set forth below is certain information with respect to each of the nominees for election, as well as the other current directors of the Company (based solely on information furnished by such persons):

	Age (as of 6/30/07)	Year first elected as a Company Director	Principal Occupation(s) During Past Five Years; Other Directorships
Class I Nominee

Shouky A. Shaheen(1)	76	1998	For more than the previous five years, President of Shaheen and Co. Also the former owner of Morris-Flamingo, L.P., which the Company acquired in March 1998.

Class II Nominees

Curtis Carlson	53	1996	For more than the previous five years, partner in various law firms. Currently a partner in the Miami-based law firm of Carlson & Lewittes, PA.

Elliot Ross(2)(3)(4)	61	2005	Since 2000, co-founder of the MFL Group, a corporate consulting firm.

Class III Directors

Richard Barone(2)(3)(4)	65	2005	Chairman, CEO and Portfolio Manager for Ancora Advisors, an investment advisor based in Cleveland, OH. Additionally, Chairman of Ancora Capital and Ancora Securities, a holding company and broker/dealer based in Cleveland. Prior to founding Ancora Advisors, from 2001-2003, portfolio manager for Fifth Third Bank Invest Advisors.

Frank F. Ferola	63	1981	For more than the previous five years, Chairman of the Board, President and Chief Executive Officer of the Company.

William M. Gross(5)	83	2005	Certified Public Accountant and Attorney. For more than the previous five years, he has served as Authorized House Counsel for the Company on a part-time basis.

(1)	Currently also a Class II Director.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating Committee.

(4)	Member of the Audit Committee.

(5)	With regard to Mr. Gross, See PROPOSAL II: RECLASSIFY CLASS III DIRECTOR AS CLASS I DIRECTOR.

The Board Of Directors Unanimously Recommends A Vote “For” The Election Of The One (1) Class I And Two (2) Class II Nominees Named Above As Directors Of The Company.

PROPOSAL II: RECLASSIFY CLASS III DIRECTOR AS CLASS I DIRECTOR

As stated above under PROPOSAL I, the Class I director elected at the 2005 Annual Meeting, William M. Gross, had a term that expired in 2006. However, due to a scrivener’s error in the 2006 Notice of Annual Meeting of Stockholders, Mr. Gross was erroneously nominated and subsequently elected as a Class III Director at the 2006 Annual Meeting. To correct this typographical oversight and to comply with the Company’s By-Laws, which provide that the directors in each class shall be as nearly equal in number as possible, it is proposed that the Stockholders reclassify Mr. Gross as a Class I Director with a term that expires in 2009.

The Board Of Directors Unanimously Recommends A Vote “For” Reclassifying One (1) Class III Member Of The Company’s Board Of Directors As A Class I Member.

Committees of the Board

The Board has established three standing committees: (1) an Audit Committee (2) a Compensation Committee and (3) a Nominating Committee. The next table shows current members, chairman and functions of each committee:

Committee	Functions
Audit	• Selects independent certified public accountants • Reviews reports of independent C.P.A. firm

Members: Richard Barone* Elliot Ross

•      Reviews & approves scope and cost of all independent C.P.A. services, including non-audit services

•      Monitors the effectiveness of the audit process

•      Reviews adequacy of financial and operating controls

•      Monitors corporate compliance program

Compensation	• Reviews and approves salaries and other compensation matters for executive officers

Members: Elliot Ross* Richard Barone	• Administers stock compensation programs, including option grants

Nominating	• Establishes procedures for selection of members of the Board of Directors

Members: Elliot Ross* Richard Barone	• Evaluates current Board members and nominees • Recommends new nominees

*	Chairman

Nomination of Directors

The Company’s Nominating Committee Charter governs the Nominating Committee. The Charter is on the Company’s website: www.thestephanco.com. The Charter sets forth the policies regarding the minimum standards and the processes used to identify board candidates. During 2006, the members of the Nominating Committee were Elliot Ross and Richard Barone. The Committee is responsible for: (1) establishing procedures for the selection of members of the Board of Directors, (2) evaluating current Board members and nominees and (3) recommending new nominees.

In evaluating candidates for nomination to the Board of Directors, the Nominating Committee takes into account the applicable requirements under the AMEX rules. The Nominating Committee may also consider such other factors and criteria as they deem appropriate, including a candidate’s judgment, skill, integrity, diversity, and business or other experience. The Nominating Committee may (but is not required to) consider candidates suggested by management or other members of the Board of Directors.

Generally, the Nominating Committee considers candidates who have experience as a board member or senior officer of a company or who are recognized in a relevant field as a well-regarded practitioner, faculty member or senior government officer. The Nominating Committee will also evaluate whether the candidates’ skills and experience complement the existing Board of Directors’ skills and experience and/or meet a need for operational, management, financial, international, technological or other expertise. Stockholders may nominate directors, provided such nominations comply with timing and information requirements set forth in our bylaws.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference in any other filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee, which held five (5) meetings during 2006, reviews the internal and external audit functions of the Company and makes recommendations to the Board of Directors with respect thereto. It also has primary responsibility for the formulation and development of the auditing policies and procedures of the Company, and for selecting the Company’s independent auditing firm. The Audit Committee is governed by the Company’s Audit Committee Charter. The Board of Directors of the Company has determined that the current composition of the Audit Committee satisfies the American Stock Exchange’s requirements regarding the independence, financial literacy and experience. The Chairman and financial expert of the Audit Committee is Richard Barone. The other member of the Audit Committee is Elliot Ross.

Management is responsible for the Company’s internal controls and the financial reporting process. Goldstein Lewin & Co, the Company’s independent auditor, is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee received from Goldstein Lewin & Co. the written disclosures and the letter required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Goldstein Lewin & Co. the issue of its independence from the Company. A representative of Goldstein Lewin & Co. will be present at the Meeting. The representative will have the opportunity to make a statement and answer questions if he/she desires to do so.

The Audit Committee reviewed and discussed the audited financial statements with both Company management and Goldstein Lewin & Co. Specifically, the Audit Committee has discussed with Goldstein Lewin & Co. matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380). Based on the Audit Committee’s review of the audited financial statements and its discussions with both management and Goldstein Lewin & Co. noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Forms 10-K and Form 10-K/A for the fiscal year ended December 31, 2006.

AUDIT COMMITTEE: Richard Barone (Chairman) & Elliot Ross

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services by the independent registered public accounting firm so long as he reports decisions to the Audit Committee at its next meeting.

PROPOSAL III: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In accordance with its charter, the Audit Committee has selected the firm of Goldstein Lewin & Co., an independent registered public accounting firm, to be the Company’s auditors for the year 2007 and, with the endorsement of the Board of Directors, recommends to stockholders that they ratify that appointment. Goldstein Lewin & Co. served in this capacity for the year 2006. Its representative will be present at the Meeting and will have an opportunity to make a statement and be available to respond to appropriate questions.

The Audit Committee reviews and approves in advance the audit scope, the types of non-audit services, if any, and the estimated fees for each category for the coming year. For each category of proposed service, Goldstein Lewin & Co. is required to confirm that the provision of such services does not impair their independence. Before selecting Goldstein Lewin & Co. the Audit Committee carefully considered the firm’s qualifications as an independent registered public accounting firm for the Company. This included a review of its reputation for integrity and competence in the fields of accounting and auditing. The committee has expressed its satisfaction with Goldstein Lewin & Co. in all of these respects. The Committee’s review included inquiry concerning any litigation involving Goldstein Lewin & Co. and any proceedings by the Securities and Exchange Commission against the firm. In this respect, the Committee has concluded that the ability of Goldstein Lewin & Co. to perform services for the Company is not adversely affected by any such investigation or litigation.

The Board Of Directors Unanimously Recommends A Vote “FOR” The Ratification Of Goldstein Lewin & Co. As The Independent Registered Public Accounting Firm For The Company.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Executive Officers

The four executive officers of the Company consist of Frank F. Ferola, President, Chairman of the Board and Chief Executive Officer; Robert C. Spindler, Vice President and Chief Financial Officer; Curtis Carlson, Vice President and Secretary and Tyler Kiester, Assistant Secretary. Mr. Spindler joined the Company in July 2007, replacing David A. Spiegel who resigned from the Company for personal reasons on July 16, 2007.

The following sets forth certain information with respect to the executive officers of the Company who are not also directors (based solely on information furnished by such persons):

Mr. Robert C. Spindler, 57, was appointed Vice President and Chief Financial Officer on July 19, 2007. Prior to joining the Company, Mr. Spindler was as an independent financial and accounting consultant, and provided financial consulting services to the Company since April 2007. From 1997 to 2005, Mr. Spindler served as Vice President and Chief Administrative Officer of National Beverage Corp., and was also responsible for financial reporting for its manufacturing subsidiary, Beverage Corporation International.

Mr. Tyler Kiester, 36, was appointed Assistant Secretary in January 2003. For more than the previous five years, Mr. Kiester has been employed by the Company in various capacities.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors and persons owning more than 10% of the Company’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish copies of all such reports to the Company. The Company believes, based on the Company’s stock transfer records and written representations from certain reporting persons, that, except as set forth below, all reports required under section 16(a) were timely filed during 2006.

Name	# of Late Reports	# of Late Transactions
Richard A. Barone	1 Form 5	1
Frank F. Ferola	1 Form 5	1
Shouky A. Shaheen	1 Form 5	1
Elliot Ross	1 Form 5	1
William M. Gross	1 Form 5	1

Chief Executive Officer Compensation

As set forth in more detail herein, the Compensation Committee approved an employment agreement on January 1, 1997 for Mr. Frank F. Ferola that was renewed for successive terms until December 31, 2008. Based on the earnings formula described therein, Mr. Ferola received annual bonus(es) and stock options as set forth in the 2006 Summary Compensation Table below.

2006 Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2006, 2005 and 2004 as to the compensation earned by the Company’s Chief Executive Officer and the other most highly compensated executive officers and/or other employees of the Company whose total annual salary and bonus exceeded $100,000 for services rendered by them in all capacities to the Company and its subsidiaries during fiscal year 2006.

Name and Principal Position(s)	Year	Salary	Option Awards		All Other Compensation		Total Compensation (6)
Frank F. Ferola Chairman, President & CEO	2006	$594,000	$64,323	(1)	$183,121	(2),(3),(4)	$841,444
	2005	$695,475	$59,528	(1)	$94,989	(2),(3),(4)	$849,992
	2004	$828,139	$88,515	(1)	$37,984	(3),(4)	$954,638

David A. Spiegel, Former CFO	2006	$184,375	$0		$26,458	(5)	$210,833
	2005	$180,437	$0		$26,458	(5)	$206,895
	2004	$188,781	$0		$26,458	(5)	$215,239

(1)	Reflects cost of annual grant, in accordance with employment agreement, of 50,000 shares computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment.

(2)	Includes compensation for vacation time not taken, amounting to $153,690 in 2006 and $46,697 in 2005.

(3)	Includes insurance reimbursements of $8,191, $27,176 and $18,515 in 2006, 2005 and 2004, respectively.

(4)	Includes automobile benefits of $14,188, $13,316 and $13,066 in 2006, 2005 and 2004, respectively.

(5)	Includes insurance reimbursements of $20,458 and automobile benefits of $6,000 in 2006, 2005 and 2004.

(6)	In 2004, Mr. Ferola was paid a bonus of $630,000 that was expensed in 2003 and is not included in Total Compensation for 2004.

Grants of Plan-Based Awards

The following table sets forth certain information concerning stock options granted to those individuals named in the 2006 Summary Compensation Table who were granted stock options in fiscal year 2006.

Name	Number of Securities Underlying Options Granted		% of Total Options Granted to Employees in Year	Exercise Price Per Share	Exp. Date	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation (2)
						5%	10%
Frank F. Ferola	50,000	(1)	100%	$3.54	1/1/2016	$111,314	$282,092

(1)	Reflects Stock Options granted pursuant to employment agreement.

(2)	Potential realizable value is based on the assumption that the Common Stock appreciates at the annual rates shown (compounded annually) from the date of grant until the expiration of the option term. These numbers are calculated based on the requirements promulgated by the Commission and do not reflect any estimate or prediction by the Company of future Common Stock trading prices.

Option Exercises and Year-End Option Values

The following table sets forth information with respect to the number of shares acquired upon exercise of stock options and the value realized upon exercise of such stock options by the individuals named in the Summary Compensation Table during 2006. The table also contains information regarding the number of shares covered by both exercisable and unexercisable stock options held by the same individuals as of December 31, 2006. Also reported are the values for “in-the-money” stock options that represent 1) the excess of the market value of the stock over the exercise prices of outstanding stock options, multiplied by 2) the number of “in the money” options held.

	Shares Acquired On Exercise		Number of Securities Underlying Unexercised Options Held at December 31, 2006		Value of Unexercised In-the- Money Options at December 31, 2006*
Name		$ Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Frank F. Ferola	—	—	300,000	50,000	$4,000	—

*	Based on the closing price of the Common Stock on December 31, 2006 ($3.62).

Employment and Termination Arrangements

On January 1, 1997, the Company entered into an employment agreement with Mr. Frank F. Ferola. The agreement provides for a three-year term, which may be renewed for successive terms of three years if, at least thirty days prior to the end of each term, Mr. Ferola gives notice of his election to renew. Mr. Ferola renewed the agreement at the end of 1999, 2002 and 2005, terminating December 31, 2008.

Under the agreement, Mr. Ferola receives an annual base salary which is increased annually by an amount equal to 10% of the previous year’s base salary. For the year ending December 31, 2006, Mr. Ferola’s contractual annual base salary would have been $1,002,048; however, by letter dated July 6, 2005, to the Company, Mr. Ferola unilaterally reduced his salary to $540,000 per annum, subject to 10% annual increases. (See discussion under Certain Relationships and Related Transactions.)

In addition, Mr. Ferola is entitled to receive an annual performance bonus based on an increase of at least 10% in the Company’s earnings per share compared to a base year (currently, 2005) and pursuant to a formula set forth in his employment agreement. For the year ended December 31, 2006, Mr. Ferola was not due a bonus.

Further, Mr. Ferola’s employment agreement provides that the Company shall grant him stock options with ten-year terms, under the 1990 Key Employee Stock Incentive Plan or under a substitute plan, on each anniversary date of the agreement of not less than 50,000 shares based on the closing price of the stock on the last business day before the anniversary date.

Moreover, in the event of a “change in control” (as defined in the employment agreement) of the Company, Mr. Ferola is entitled to receive an amount equal to his base salary for the remaining term of his employment agreement plus an additional

24 months’ salary, plus a lump-sum payment in an amount equal to the most recent annual bonus paid, multiplied by the sum of the number of years (including any fraction thereof), plus two, remaining in the term of his agreement. If a change in control were deemed to have taken place on December 31, 2006, under the terms of his contract, Mr. Ferola would have been entitled to receive a lump-sum payment of approximately $7,800,000. In accordance with current Internal Revenue Service regulations, a significant portion of the aforementioned change in control payment would not be tax deductible.

Tyler Kiester

Mr. Kiester has an arrangement whereby the Company pays him a severance payment upon a “change in control” (as defined in a letter agreement dated May 19, 2003, by and between Mr. Kiester and the Company) in an amount equal to his then-current monthly base salary multiplied by twelve. If a change in control were deemed to have taken place on December 31, 2006, under the terms of his termination agreement, Mr. Kiester would have been entitled to receive a lump-sum payment of approximately $95,000.

Potential Payments Upon Termination or Change of Control

Please refer to the above Employment and Termination Arrangements for a discussion of potential payments upon termination or change in control.

Compensation of Directors

All directors of the Company are compensated for their services by payment of $300 for each Board meeting attended. During fiscal year 2006, options to purchase shares of Common Stock were granted by the Company to the four directors of the Company who were not employees or regularly retained consultants of the Company (each, an “Outside Director”) pursuant to the Company’s 1990 Outside Directors’ Stock Option Plan.

Under the Plan, each Outside Director is automatically granted, upon such person’s election or re-election to serve as a director of the Company, an option exercisable over five years to purchase shares of Common Stock. Upon initial election to the Board of Directors, an Outside Director is granted an option to purchase 5,062 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. An option to purchase an additional 5,062 shares of Common Stock (at an exercise price equal to the fair market value of the Common Stock on the date of such grant) is granted to each incumbent Outside Director during each fiscal year of the Company thereafter on the earlier of (i) June 30 or (ii) the date on which the stockholders of the Company elect directors at an annual meeting of such stockholders or any adjournment thereof. The aggregate number of shares of Common Stock reserved for grant under the Outside Directors’ Stock Option Plan is 202,500, of which options covering 96,178 shares are outstanding.

Name	Fees earned	Option awards	Total
Richard Barone	$1,500	$5,003	$6,503
Curtis Carlson	$900	—	$900
William Gross	$1,500	$5,003	$6,503
Elliot Ross	$900	$5,003	$5,903
Shouky Shaheen	$600	$5,003	$5,603

Compensation Committee Interlocks and Insider Participation

The members of the Stock Option & Compensation Committee as of December 31, 2006, were Messrs. Ross and Barone. No member of the Compensation Committee was at any time during the fiscal year ended December 31, 2006, or formerly, an officer or employee of the Company, nor has any member of the Stock Option & Compensation Committee had any relationship with us, during the fiscal year ended December 31, 2006, requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

None of our executive officers has served as a member of the compensation committee (or other committee serving an equivalent function) of any other entity. None of the members of the Stock Option and Compensation Committee were officers of employees or former officers or employees of the Company or any of its subsidiaries during fiscal year 2006, or had any relationship otherwise requiring disclosure.

Equity Compensation Plans

As of December 31, 2006, an aggregate of 562,700 options had been granted to executive officers under the 1990 Key Employee Stock Incentive Plan and an aggregate of 596,330 options had been granted to all employees under the Plan. Included in the above totals are options that were granted and later expired or were cancelled.

Non-employee directors of the Company are not granted options under the 1990 Key Employee Stock Incentive Plan, but are granted options under the 1990 Outside Directors’ Stock Option Plan, discussed above under Compensation of Directors.

	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	391,116	$7.12	726,322

Certain Relationships And Related Transactions

In fiscal year 2006, the Company paid $35,486 to Carlson & Lewittes, P.A., a law firm of which Curtis Carlson, an officer and director of the Company, is a partner, for legal services rendered by such firm to the Company. In addition, the Company pays Mr. Carlson $2,000 per month for his services as Vice President and Secretary.

In fiscal year 2006, the Company paid $321,000 in rent to Shaheen & Co., Inc., a corporation in which Mr. Shaheen has an ownership interest, for a building the Company leases in Danville, Illinois.

By way of letter dated July 6, 2005, Frank F. Ferola, President, Chief Executive Officer and Chairman of the Board, unilaterally reduced, on a temporary basis, his salary from $910,953 in 2005 to $540,000 per annum, subject to the contractual annual 10% increase ($594,000 in 2006). In the event of a “change of control” in the Company (as defined in the July 6, 2005 letter) Mr. Ferola’s salary, as set forth in his employment contract, shall automatically resume.

Director Independence

Our independent directors, Richard Barone and Elliot Ross, qualify as independent pursuant to SEC rules and regulations and the independence standards of the listing requirements of The American Stock Exchange. Under these standards, a director is not considered independent if he has certain specified relationships with the company or any other relationships that, in the opinion of the Board, would interfere with his exercise of independent judgment as a director.

Principal Accountant Fees And Services

The following table sets forth the fees billed to us by our independent registered accounting firms: Goldstein Lewin & Co. and, our former auditors, Deloitte & Touche, LLP, for the years ended December 31, 2006 and 2005.

	For the Years Ended December 31,
	2006	2005
Audit fees*	$189,557	$316,080
Audit – related fees	$—	$—
Tax fees	$—	$—
All other fees	$—	$—

	$189,557	$316,080

*	Audit fees billed by Goldstein Lewin & Co. in 2006 related to the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2006 and the audit of our annual consolidated financial statements for the year ended December 31, 2005. Audit fees billed by Goldstein Lewin & Co. in 2005 related to the review of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 2005 and partial billing in connection with the audit of our annual consolidated financial statements for the year ended December 31, 2005. Audit fees billed by Deloitte & Touche, LLP in 2005 related to the audit of our annual consolidated financial statements for the year ended December 31, 2004 and services performed in connection with comment letters received from the Securities and Exchange Commission.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee reviews on an annual basis audit and non-audit services performed by the independent auditors. All audit and non-audit services must be approved in advance by the Audit Committee which considers, among other things, the possible effect of the performance of such services on the auditors’ independence.

Other Matters

At the date of this proxy statement, the Board of Directors has no knowledge of any business that will be presented for consideration at the Meeting, other than as described above. If any other matters are properly brought before the Meeting or any adjournment(s) thereof, it is the intention of the persons named in the accompanying form of proxy to vote all proxies on such matter(s) in their discretion as they may deem appropriate, unless they are directed in a proxy to do otherwise.

Submission Of Stockholder Proposals

If the Company does not receive notice by September 3, 2007 of any other proposed matter to be submitted for stockholder vote at the Meeting, any proxies received in respect of the Meeting will be voted in the discretion of the appointed proxies on any other matters which may properly come before the Meeting.

Any proposal which is intended to be presented by any stockholder for action at next year’s annual meeting must be received in writing by the Secretary of the Company at 1850 West McNab Road, Fort Lauderdale, Florida 33309, no later than 120 calendar days before the date of the Company’s proxy statement released to stockholders in connection with its next annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Curtis Carlson
Curtis Carlson
Vice President & Secretary

Dated: August 17, 2007

THE STEPHAN CO.

1850 W. McNab Rd.

Ft. Lauderdale, FL 33064

954-971-0600

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Frank F. Ferola and Tyler Kiester, and each of them, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all shares of common stock of The Stephan Co. (the “Company”) held of record by the undersigned on August 13, 2007, at the Annual Meeting of Stockholders to be held on September 17, 2005, and any adjournments thereof.

This Proxy When Properly Executed Will Be Voted As Directed. If No Direction Is Given With Respect To A Particular Proposal, This Proxy Will Be Voted For Such Proposal.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

The Board of Directors recommends a vote “FOR” Proposal I, II and III.

☒	Please mark votes as in this example.

Proposal I. Election of Directors

	FOR	WITHHOLD AUTHORITY

Nominee: Shouky A. Shaheen	__________	__________

Nominee: Curtis Carlson	__________	__________

Nominee: Elliot Ross	__________	__________

Proposal II. Reclassify Class III Director as Class I Director

FOR	AGAINST	ABSTAIN
______	_________	______

Proposal III. Ratification of Appointment of Independent Registered Public Accounting Firm

FOR	AGAINST	ABSTAIN
______	_________	______

In their discretion, the proxies are authorized to vote upon any other business that may properly come before the meeting.

If you wish to vote in accordance with the Board of Directors’ recommendation, just sign below. You need not mark any spaces.

Signature	Date

Signature	Date

NOTE: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If the person named on the stock certificate has died, please submit evidence of your authority. If a corporation, please sign in full corporate name by the President or authorized officer and indicate the signer’s office. If a partnership, please sign in the partnership name by an authorized person.